                                                                   EXHIBIT 10.10




                               PURCHASE AGREEMENT


                 THIS PURCHASE AGREEMENT (this "Agreement") is made this 18th day of August, 1995, by and between DCR COMMUNICATIONS, INC. (the
"Corporation" or "DCR"), a corporation organized under the laws of the State of Maryland, and MULTINATIONAL TECHNOLOGY AND BUSINESS LIMITED (the "Purchaser"), a corporation organized under the laws of the Republic of Hong Kong, and entered into in the Republic of Hong Kong.

                              W I T N E S S E T H:

                 WHEREAS, the Purchaser desires to invest Eight Hundred Thirty-Three Thousand and 00/100 Dollars (U.S.) ($833,000.00) in DCR through the purchase of a convertible debenture pursuant to the terms and subject to the conditions set forth herein; and

                 WHEREAS, the parties hereto desire to set forth herein their understandings and agreements.

                 NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by DCR and the Purchaser, the parties hereto, intending to be legally bound, hereby agree as follows:

                 1.       Definitions:

                          1.1.    For purposes of this Agreement, the following
terms shall have the following definitions:

                          "AUCTION" shall mean the Federal Communications
Commission ("FCC") C-Block Auction for Broadband Personal Communications Services ("PCS").

                          "CLASS A STOCK" shall mean shares of the Class A
Voting Common Stock of the Corporation, par value One Cent ($0.01) per share, as the same may be modified or exchanged in any reclassification or recapitalization of the Corporation.

                          "CLASS B STOCK" shall mean shares of the Class B
Non-Voting Common Stock of the Corporation, par value One Cent ($0.01) per share, as the same may be modified or exchanged in any reclassification or recapitalization of the Corporation.

                          "CLOSING DATE" shall mean the date that the parties
hereto execute this Agreement, which shall take place at _______________, Hong Kong, on August 18, 1995, or at such other date, time or location as the parties hereto shall otherwise agree.

                          "COMMUNICATIONS ACT" shall mean the Communications
Act of 1934, as amended, codified at 47 U.S.C.A. Section 151, et seq.

                          "FOREIGN INVESTOR" shall mean any alien or
representative thereof, any foreign government or representative thereof or any corporation organized under the laws of a foreign country whose ownership of capital stock of the Corporation is or would be subject to foreign ownership restrictions of the Communications Act including, without limitation, 47 U.S.C.A. Section 310(b), or FCC regulations.

                          "FOREIGN-OWNED EQUITY" shall mean any and all shares
of capital stock of DCR owned of record or voted for the account of a Foreign Investor.

                          "PREFERRED STOCK" shall mean shares of Convertible
Preferred Stock of the Corporation, par value One Cent ($0.01) per share, as the same may be modified or exchanged in any reclassification or recapitalization of the Corporation.

                          "SERIES A DEBENTURES" shall mean the convertible
debentures issued to Masa Telecom Asia Investment Pte. Ltd. ("MTAI") pursuant to that certain Loan and Purchase Agreement entered into by and between the Corporation and MTAI dated June 24, 1995 ("MTAI Agreement"), and the convertible debentures issued or to be issued to Pacific Eagle Investments Ltd. ("Pacific") pursuant to that certain Loan and Purchase Agreement entered into by and between the Corporation and Pacific ("Pacific Agreement").

                          "SERIES B DEBENTURE" shall mean the convertible
debenture(s) issued to the Purchaser hereunder.

                          "TERMINATION EVENT" shall mean the earlier to occur
of (a) a closing of the first sale of stock of the Corporation to the public through an underwriter which produces gross proceeds of at least Five Million and 00/100 Dollars ($5,000,000.00) pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Securities Act"), or (b) a merger or similar corporate transaction in which a majority of the Corporation's voting securities are acquired by a third party that is not directly or indirectly related to or affiliated with the Corporation or any stockholder of the Corporation.

                                   ARTICLE 1
              PURCHASE AND SALE OF SERIES B CONVERTIBLE DEBENTURE

                 1.1. Sale of Convertible Debentures; Payment of Purchase Price. The Corporation agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Corporation, a convertible debenture of DCR in the amount of Eight Hundred Thirty-Three

Thousand and 00/100 Dollars ($833,000.00) (hereinafter, "Purchase Price"). The Purchase Price shall be deposited into the Corporation's bank account in immediately available U.S. funds no later than September 5, 1995.

                 1.2. Conversion. The Series B Debenture purchased hereunder shall be issued to the Purchaser upon full payment of the Purchase Price in a form substantially similar to the form Debenture attached hereto as
Exhibit 1.2, which debenture shall be convertible into shares of Class A Stock, as provided below.

                 1.2.1. Elective Conversion Rights. To the extent that such conversion does not cause the Corporation's Foreign-owned Equity to exceed the maximum allowable amount of Foreign-owned Equity on the effective date(s) of any such conversion ("Conversion Dates"), the holder of the Series B Debenture shall have the right, at the Debenture holder's option, to convert the entire amount or a portion of the Series B Debenture into such number of fully paid and non-assessable shares of Class A Stock upon such terms and conditions as set forth in this Agreement; provided, however, that if, as of the Conversion Date, (i) any holder of Series A Debentures has made an election to convert any Series A Debentures pursuant to the terms of such Series A Debentures which conversion has not been completed or (ii) any mandatory conversion of Series A Debentures is in process or is applicable, the conversion of the Series A Debentures shall be processed prior to any conversion of the Series B Debenture so that the Series B Debenture conversion takes place subsequent to such Series A Debenture conversions, Foreign-owned Equity limitations permitting. Any election made by a Series B Debenture holder shall be deemed irrevocable and continuing until completion of the conversion giving elections by holders of Series A Debentures priority over holders of Series B Debentures. Any irrevocable election to convert (i) shall be processed at the earliest time that the Foreign-owned Equity restrictions permit such conversion, in whole or in part, (ii) shall be processed in the order received by the Corporation giving elections by holders of Series A Debentures priority over holders of Series B Debentures, and (iii) shall be prorated in accordance with the percentage of the total number of outstanding Series B Debentures held by each holder thereof in the event two or more elections to convert are received on the same day. In the event that there is more than one holder of the Corporation's Series B Debenture on any Conversion Date, the aggregate amount of the debenture then convertible hereunder shall convert on a pro rata basis among all of the Series B Debenture holders. The Corporation shall give written notice to the Series B Debenture holder at such address as provided in the debenture ("Debenture Holder Notice") of the principal amount of the debenture that are to be converted as provided herein and the number of shares of Class A Stock to be issued therefor. Promptly after receipt of the Debenture Holder Notice, the debenture holder shall provide the Corporation with the debenture being converted and the name and address to which the stock certificate is to be issued and delivered.

                          1.2.2.       Mandatory Conversion.  At any time
following the completed conversion of all of the Series A Debentures pursuant to the terms and conditions of the Series A Debentures, to the extent that such conversion does not cause the Corporation's Foreign-owned Equity to exceed the maximum allowable amount of Foreign-owned Equity on the Conversion Date, all or a portion of the Series B Debenture shall convert into such number of fully paid and non-assessable shares of Class A Stock as set forth herein.

                          1.2.3.       Mandatory Conversion Upon Public
Offering. Notwithstanding anything herein contained to the contrary, to the extent that such conversion does not cause the Corporation's Foreign-owned Equity to exceed the maximum allowable amount, the Series B Debenture shall convert into such number of fully paid and nonassessable shares of Class A Stock as set forth herein, at the time of the closing of the first sale of stock of the Corporation to the public through an underwriting which produces gross proceeds of at least Five Million and 11/100 Dollars ($5,000,000.00) pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and continue to convert thereafter, Foreign-owned Equity limitations permitting. Notwithstanding, in the event that any of the Series A Debentures are immediately convertible on the Conversion Date pursuant to their terms, the conversion of any and all Series A Debentures shall be processed first pursuant to their terms of conversion, followed by the conversion of the Series B Debentures, Foreign-owned Equity limitations permitting. In the event that there is more than one holder of the Corporation's Series B Debenture on any Conversion Date, the aggregate amount of the debenture then convertible hereunder shall convert on a pro rata basis among all of the Series B Debenture holders.

                 1.3. Conversion Rate. For any conversion of the Series B Debenture, the number of shares of Class A Stock that shall be issuable upon conversion of such debenture shall equal the amount of the debenture being converted divided by Eighty-Three Cents ($0.833000). In the event that there are any stock dividends, split-ups, combinations, recapitalizations, or the like, which affect the Class A Stock, proportionate adjustments shall be made to the conversion rate, or the number of shares of Class A Stock issuable pursuant to this conversion right.

                 1.4. Minimum Conversion Increments. Notwithstanding anything in this Article 1 to the contrary, in no event shall any conversion of the Series B Debenture into Class A Stock (other than the final conversion of the remaining portion of the Series B Debenture) take place unless and until the amount convertible is at least Two Hundred Thousand and 00/100 Dollars ($200,000.00).

                 1.5. Notice; Election of Rights. The Series B Debenture holder may exercise its Elective Conversion Rights provided in Section 1.2.1 by giving written notice to the Corporation of its exercise of such right and stating the name in which the stock certificate is to be issued and the address to which such certificate shall be delivered. Such notice, to be effective, must be accompanied by the Debenture(s) being converted. The Corporation shall issue and deliver to an address designated by the Debenture holder, a stock certificate of the Corporation representing the number of shares of Class A Stock to which the Series B Debenture holder is entitled.

                                   ARTICLE 2
                CONDITIONS TO CLOSING; CONDITIONS TO CONVERSION

                 2.1. Purchaser's Conditions to Closing. The Purchaser's obligation to purchase the Series B Debenture shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, or the waiver thereof by the Purchaser:

                          2.1.1.       The Corporation shall have delivered to
the Purchaser (a) the Articles of Incorporation of the Corporation, with any and all amendments thereto (the "Articles of Incorporation"), (b) the Bylaws of the Corporation, with any and all amendments thereto (the "Bylaws"), (c) all authorizations by the Board of Directors and, if necessary, the stockholders of the Corporation, relating to the execution and performance of this Agreement (including the issuance of the Series B Debentures) and (d) a certificate of Secretary of the Corporation attesting to the completeness and accuracy of each such document.

                          2.1.2.       All covenants, agreements and conditions
contained herein to be performed by the Corporation on or prior to the Closing Date shall have been performed or complied with, and the Corporation shall have delivered to Purchaser a certificate to that effect.

                 2.2. The Corporation's Conditions to Closing. The Corporation's obligation to issue and sell the Series B Debenture shall be subject to the fulfillment of the following conditions on or prior to the Closing Date (unless another date is specified herein), or the waiver thereof by the Corporation:

                          2.2.1.       Masa Telecom, Inc. shall have executed
and delivered to the Corporation an amendment of certain rights relating to the Class A Stock, which amendment shall be in substantially the same form as attached hereto as Exhibit 2.2.1.

                          2.2.2.       All covenants, agreements and conditions
contained herein to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with, and the Purchaser shall have delivered to the Corporation a certificate to that effect.

                 2.3. Condition to Conversion. The obligation to issue the shares of Class A Stock upon conversion of the Series B Debenture shall be subject to the Purchaser and/or its permitted assigns having executed and delivered to the Corporation on or prior to any Conversion Date, an amendment to that certain Stockholders' Agreement entered into by and among the Corporation by each of its holders of Class A Stock, dated January 30, 1995, which amendment shall be in substantially the same form as attached hereto as
Exhibit 2.3.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                               OF THE CORPORATION

                 As a material inducement to the Purchaser to purchase the Series B Debenture, the Corporation represents and warrants to the Purchaser that the following statements are true and correct in all material respects as of the date hereof:

                 3.1. Organization and Standing; Articles and Bylaws. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Corporation has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Corporation is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which failure to qualify would have a material adverse effect on the Corporation. The Articles of Incorporation and the Bylaws of the Corporation delivered to the Purchaser pursuant to Section 2.1.1 hereof are true, correct and complete.

                 3.2. Corporate Power. The Corporation has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Series B Debenture pursuant thereto, and to carry out and perform all of its other obligations under the terms of this Agreement and the Series B Debenture.

                 3.3. Subsidiaries. Except as set forth on Schedule 3.3 attached hereto, the Corporation has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity other than the fifty (50) shares of FedSMR, Inc. contributed by American Business Communications, Inc.

                 3.4. Capitalization. The authorized capital stock of the Corporation consists solely of (i) one hundred million (100,000,000) shares of Class A Voting Common Stock, par value One Cent ($0.01) per share, of which twenty-five million four hundred thirty-four thousand (25,434,000) shares are issued and outstanding, (ii) one hundred million (100,000,000) shares of Class B Nonvoting Common Stock, par value One Cent ($0.01) per share, of which no shares are issued and outstanding, and (iii) one hundred million (100,000,000) shares of Convertible Preferred Stock, par value One Cent ($0.01) per share, of which no shares are issued and outstanding. All issued and outstanding shares of Class A Voting Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Corporation has duly and validly reserved (a) an aggregate of three million (3,000,000) shares of Class B Stock for issuance pursuant to stock options to be granted to employees of the Corporation (the "Employee Reserve"), and (b) an aggregate of one million five hundred sixty-six thousand (1,566,000) shares are reserved for issuance to other investors. Except as set forth on Schedule 3.4, there are no preemptive rights or anti-dilution rights existing with respect to any issuance or proposed issuance of any Class A Stock, including issuances pursuant to this Agreement.

                 3.5. Authorization. All corporate actions on the part of the Corporation, its directors and stockholders necessary for (a) the authorization, execution, delivery and performance of this Agreement by the Corporation, (b) the sale, issuance and delivery of the Series B Debenture, and
(c) the performance of all of the Corporation's obligations under this Agreement and the other agreements and actions contemplated herein, have been or will be taken prior to or as of the Closing Date.

                 3.6. Binding Effect. This Agreement, when executed and delivered by the parties hereto, shall constitute a valid and binding obligation of the Corporation, and shall be enforceable in accordance with its terms. The Series B Debenture issued to Purchaser pursuant to this Agreement, when paid for and issued in compliance with the provisions of this Agreement, shall be validly issued, and any shares of Class A Stock issued upon conversion thereof shall be validly issued, fully-paid and nonassessable, and free of any liens or encumbrances; provided, however, that such Debenture and shares may be subject to restrictions on transfer under state, United States federal and/or foreign securities laws and any other restrictions set forth in this Agreement, agreements with other investors, the Series A Debentures, and the Series B Debenture, to the extent applicable.

                 3.7. Liabilities. To the actual knowledge of the officers of the Corporation, the Corporation has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except liabilities and obligations relating to (a) the ordinary course of its business (in each case in normal amounts and incurred only in the ordinary course of business), (b) items set forth in the Financial Statements and notes thereto; (c) the Loan and Purchase Agreements entered into with MTAI and Pacific; and (d) PCS 1900 Project and Supply Agreement between the Corporation and Northern Telecom, Inc. dated July 28, 1995.

                 3.8. Title to Properties and Assets; Liens. The Corporation has good and marketable title to its properties and assets, including, without limitation, all technology, patents, copyrights, trademarks, trade names, service marks (and any applications for any of the foregoing) and trade secrets (the Corporation's proprietary rights are hereinafter referred to as the "Business Property Rights"). All of the Business Property Rights are accurately listed on Schedule 3.8 attached hereto, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge. The Business Property Rights constitute all such proprietary rights owned or held by the Corporation. No person or entity has made or, to the knowledge of the officers of the Corporation, has threatened to make any claims that the operation of the business of the Corporation is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third party.

                 3.9. Consents. No consent, approval or authorization of any third party or governmental authority, or designation, declaration or filing with any governmental authority on the part of the Corporation, is required in connection with the valid execution, delivery and performance of this Agreement, or the offer, sale or issuance of the Series B Debenture, or the consummation of any other transaction contemplated by this Agreement, except as required under the Communications Act and applicable FCC policies, rules and regulations or to comply with exemptions from registration under the Securities Act, the rules and regulations promulgated thereunder, applicable state securities laws and regulations, and applicable foreign securities laws and regulations.

                 3.10. Compliance with Other Instruments. To the knowledge of the officers of the Corporation, the Corporation is not in violation of any term of its Articles of Incorporation or Bylaws, of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, or of any order, statute, rule or regulation applicable to the Corporation. The execution, delivery and performance of this Agreement by the Corporation, and the issuance of the Series B Debenture, have not resulted and shall not result in any violation of, or conflict with, or constitute a default under, the Corporation's Articles of Incorporation or Bylaws. To the knowledge of the officers of the Corporation, there is no event or circumstance which, with the passage of time, would constitute any such violation or default which would adversely affect the business of the Corporation or any of its properties or assets.

                 3.11. Litigation. There are no actions, suits, proceedings or investigations pending or (to the knowledge of the officers of the Corporation) threatened against the Corporation or its properties before any court or governmental agency, nor (to the knowledge of the officers of the Corporation) is there any reasonable basis therefor.

                 3.12.    Registration Rights.  Except as set forth in Schedule
3.12 attached hereto, the Corporation is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

                 3.13. Financial Statements. The Profit and Loss Statements for the period ending December 31, 1994 and the six (6) month period ending June 30, 1995, and the Balance Sheets of the Corporation dated as of December 31, 1994 and June 30, 1995, previously furnished to the Purchaser and attached hereto as Exhibit 3.13 ("Financial Statements") are true and correct in all material respects. The Corporation previously delivered to the Purchaser financial information, including prospective financial information which was based upon assumptions that the Corporation believed to be reasonable in light of all facts known to the Corporation at the time such financial information was provided.

                 3.14. Other Agreements. A list of all material agreements with vendors or suppliers of equipment or network services (other than employment agreements to which the Corporation is a party) is attached hereto as Schedule 3.14.

                 3.15. Violation of Other Agreements. The execution and performance of this Agreement and the other agreements, documents and actions contemplated herein shall not violate or result in any breach of any agreement to which the Corporation is a party or by which it is bound.

                 3.16. Taxes. The Corporation (a) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to the Corporation or with respect to which the Corporation is liable or otherwise in any way subject, (b) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which returns were filed) and (c) has properly accrued for all such taxes accrued in respect of the Corporation for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement.

                 3.17. ERISA. Except as set forth in Schedule 3.17, the Corporation does not participate in any ERISA or employee pension or benefit plan of any kind whatsoever.

                 3.18.    Transactions With Affiliates.  Except as set forth on
Schedule 3.18 attached hereto, no director, officer or stockholder of the Corporation, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person is an officer, director, trustee, partner or holder of any of the outstanding capital stock, is a party to any transaction with the Corporation, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or firm.

                 3.19. Offering. Subject to the truth and completeness of representations and warranties received by the Corporation from holders of its outstanding shares of Class A Voting Common Stock (none of which the Corporation or its officers has reason to believe is false or inaccurate in any material respect), all shares of Class A Stock outstanding immediately prior to the date hereof shall have been issued and sold in compliance with exemptions from registration requirements of the Securities Act and applicable state securities laws. The offer, sale and issuance of the Series B Debenture in conformity with the terms of this Agreement shall constitute a transaction exempt from the registration requirements of the Securities Act, subject to the truth and completeness of the representations and warranties of the Purchaser in Article 4 hereof and any purchaser questionnaires provided by the Purchaser and each of its equity owners to the Corporation in connection herewith.

                 3.20. Brokers. Except as set forth in Exhibit 3.20 attached hereto, the Corporation has not incurred, nor shall incur, directly or indirectly, as a result of any action taken by it, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                 3.21. FCC Matters. This Agreement is entered into in connection with the Corporation's intention to bid in the Auction and to qualify (a) to bid for entrepreneurs' blocks ("Blocks") to be set aside in the Auction for firms that meet certain criteria set forth in FCC regulations, including, without limitation, 47 CFR Section 24.709, and (b) for special financing, credits and other benefits which may be made available by the FCC with respect to the Auction to firms that meet applicable criteria for any eligible licensee that is a "small business" and a "business owned by members of minority groups and women" to the extent such benefits are made available ("Special Incentives"). Subject to its filing of the Application to Participate in the Auction, the Corporation is eligible to bid for and receive PCS licenses in the Auction, qualifies to bid for Blocks and qualifies as a small business and as a business owned by members of minority groups and women for purposes of the Special Incentives.

                 3.22. Disclosure. This Agreement and the Exhibits and Schedules hereto, and all of the documents and materials delivered to Purchaser in connection herewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 As a material inducement to the Corporation to agree to issue and sell the Series B Debenture as provided herein, the Purchaser represents and warrants to the Corporation that the following statements are true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the date hereof:

                 4.1. Organization and Standing; Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Hong Kong and is duly licensed or qualified to transact business in each jurisdiction in which the failure to qualify would have a material adverse effect on the Purchaser. The Purchaser has requisite legal and corporate power and authority to execute and deliver this Agreement to purchase the Series B Debenture pursuant to the terms of this Agreement, and to carry out and perform all of its other obligations under the terms of this Agreement.

                 4.2. Authorization. All corporate actions on the part of the Purchaser, its directors and stockholders necessary for (a) the authorization, execution, delivery and performance of this Agreement by the Purchaser, (b) the purchase of the Series B Debenture, and (c) the performance of all of Purchaser's obligations under this Agreement and the other agreements and actions contemplated herein, have been taken prior to or as of the Closing Date.

                 4.3. Binding Effect. This Agreement, when executed and delivered by the parties hereto, shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

                 4.4. No Violation; Compliance with Laws. The execution, delivery and performance of this Agreement and compliance with the provisions hereof (a) will be in conformance with all laws, statutes and regulations applicable to the Purchaser and (b) will not conflict with, or result in any breach of, any agreement to which the Purchaser is a party or by which Purchaser is bound.

                 4.5.     Purchaser Representations.

                          4.5.1.       The Purchaser is acquiring the Series B
Debenture with the intention of selling it to another foreign entity, and in a manner to enable the Series B Debenture to come to rest outside of the United States of America, its territories and possessions. The Purchaser is not engaged in the business of dealing in securities in Hong Kong. The Purchaser has not engaged in any activity that would reasonably be expected, or is intended, to condition the market in the United States with respect to the securities being purchased hereunder, i.e., has not engaged in any "directed selling efforts" within the meaning given by Regulation S adopted pursuant to the Securities Act. The Purchaser is not a "U.S. Person" within the meaning given by Regulation S, and is not acquiring the Series B Debenture on behalf of any U.S. Person.

                          4.5.2.       Each of the answers in the Purchaser
Questionnaires completed by the Purchaser and each of the equity owners of the Purchaser and submitted to the Corporation, in a form substantially similar to that attached hereto as Exhibit 4.5, is true, complete and correct.

                          4.5.3.       The Purchaser is acquiring securities of
the Corporation after having received and reviewed such financial and other information as was necessary in order to make an informed investment decision and after having completed an independent investigation and analysis of facts and circumstances that it deems appropriate for this investment. The Purchaser understands that the Corporation is a recent start-up company with very limited operating history, that much of the financial information provided is prospective in nature and is based upon assumptions that the Corporation believes to be reasonable in light of all facts currently known to the Corporation, and that the validity of such assumptions is subject to numerous risks and unknown factors, involving the uncertainties associated with PCS.
The Purchaser also acknowledges that the technological know-how required for the development and implementation of PCS is not owned by the Corporation, but is either generally available in the marketplace or is owned by other parties.

                          4.5.4.       The Corporation has made available to
the Purchaser all documents that have been requested by the Purchaser relating to an investment in the Corporation, and has provided the Purchaser the opportunity to ask, and has provided answers to, its questions concerning the offering and an investment in the Corporation; and, in evaluating the suitability of the investment in the Corporation, the Purchaser has relied only on the information contained in any documents or written answers so furnished to it by the Corporation.

                          4.5.5.       The Purchaser was outside of the United
States at the time Purchaser offered to purchase securities of the Corporation, and the securities purchased hereunder were offered and sold to the Purchaser outside of the United States.

                          4.5.6.       The Purchaser recognizes that an
investment in the Corporation involves substantial risks and that it has taken full cognizance of and understands all the risks related to the purchase of the Series B Debenture.

                 4.6. Brokers. The Corporation has not incurred, and shall not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                 4.7. Disclosure. This Agreement and the Exhibits and Schedules hereto, and all of the documents and materials delivered to the Corporation in connection herewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

                                   ARTICLE 5
                                   COVENANTS

                 5.1. Financial Statements. From the date hereof until a Termination Event, the Corporation shall furnish to the Purchaser:

                          5.1.1.       Within ninety (90) days after the end of
each fiscal year of the Corporation, a consolidated balance sheet of the Corporation and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles applied on a consistent basis, as audited by the Corporation's independent certified public accountant.

                          5.1.2.       Within thirty (30) days after the end of
each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year), a consolidated balance sheet of the Corporation and its subsidiaries, if any, and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Corporation, such consolidated balance sheet to be as of the end of such fiscal quarter, and such consolidated statements of income, stockholders' equity and cash flows to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, in each case with comparative statements for the corresponding period or periods in the prior fiscal year.

                 5.2. Reservation of Class A Stock. The Corporation shall at all times until issuance thereof in accordance with the terms of this Agreement and the Corporation's Articles of Incorporation, reserve and keep available out of its authorized but unissued shares of its Class A Stock, such shares as are necessary for the purpose of issuing the Class A Stock in accordance with the terms of the Series B Debenture. The Corporation shall issue such Class A Stock in accordance with the applicable terms of this Agreement, the Series B Debenture and the Corporation's Articles of Incorporation. The Corporation shall obtain any authorization, consent, approval or other action by, or make any filing with, any governmental agency or administrative body that may be required under applicable United States of America and state securities laws, any foreign securities laws and the Communications Act in connection with the issuance of the Series B Debenture and the Class A Stock, or any portion thereof, as contemplated by the terms of this Agreement and subject to the truth and completeness, at the time of issuance of such shares, of the representations of the Purchaser in Article 4 hereof.

                 5.3. Corporate Existence. The Corporation shall maintain its corporate existence in full force and effect.

                 5.4. Stockholders' Rights. In the event that, at the time of any conversion of the Series B Debenture pursuant to the terms of this Agreement, any rights with respect to inspection of the Corporation's books and records, registration rights, preemptive rights, tag-along rights, and/or redemption rights have been granted to holders of the Corporation's Preferred Stock or Class B Stock at any time prior to September 1, 1996, then the holders of Series B Debentures that have been converted into Class A Stock shall have the following rights with respect to the Converted Shares:

                          To the extent such rights are or have been granted to
Third Party Investors (hereinafter defined), then the Corporation shall enter into such agreement(s) as are necessary to provide to holders of shares of Class A Stock received upon conversion of the Series B Debenture ("Converted Shares") rights with respect to the Converted Shares that are equal to the most favorable rights granted to other purchasers of Preferred Stock or Class B Stock ("Third Party Investors") at any time prior to September 1, 1996, with respect to: (a) inspection of the properties of the Corporation and its subsidiaries and examination of its books and records, subject to standard corporate confidentiality agreements;

(b) registration rights; (c) preemptive rights to acquire its proportionate share of a future offering or sale of Preferred Stock or Class B Stock; (d) tag-along rights in the event of a sale of over fifty percent (50%) of the outstanding Class A Stock; (e) periodic financial information; and (f) redemption rights.

                 5.5. Securities Law Compliance. The Purchaser covenants and agrees (i) not to offer, sell, hypothecate or otherwise dispose of the securities purchased hereunder except in a manner consistent with the restrictions set forth in Regulation S adopted pursuant to the Securities Act ("Regulation S") and the restrictions imposed by any applicable foreign securities law, (ii) with respect to any activities in the United States, not to act in any way that would cause it to be deemed an "underwriter" of such securities within the meaning given that term by the Securities Act, and (iii) not to engage in any activity that could reasonably be expected, or is intended, to condition the market in the United States with respect to the securities being purchased hereunder, i.e., not to engage in any "directed selling efforts" within the meaning given that term by Regulation S with respect to the Series B Debenture or Class A Stock.

                 5.6. Transfer Restrictions. The Purchaser hereby covenants and agrees for itself and on behalf of its representatives, agents, transferees and assigns, with respect to the Series B Debenture to be bound by all of the provisions of Article 1 of the Stockholders' Agreement (a copy of which is attached hereto as Exhibit 5.6) including the transfer restrictions, as if the Series B Debentures were Class A Stock. Notwithstanding any transfer restrictions included in Article 1 of the Stockholders' Agreement, the Corporation agrees to allow the Purchaser to transfer its right, title and interest in the Agreement and the Series B Debenture to Lee Chung Chan ("Chan") or an entity designated by Chan, subject to the terms and conditions set forth in this Agreement.

                                   ARTICLE 6
                                INDEMNIFICATION

                 6.1. Indemnification of Purchaser. The Corporation hereby agrees to indemnify, defend and hold harmless the Purchaser against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, costs of investigation and reasonable attorneys' fees, that the Purchaser may incur, directly or indirectly, which result from any breach of, or failure by the Corporation to perform, any of its representations, warranties, covenants or agreements contained in this Agreement.

                 6.2. Indemnification of the Corporation. The Purchaser hereby agrees to indemnify, defend and hold harmless the Corporation against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, costs of investigation and reasonable attorneys' fees, that the Corporation may incur, directly or indirectly, which result from any breach of, or failure by the Purchaser to perform, any of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE 7
                                 MISCELLANEOUS

                 7.1. Expenses. Each of the parties hereto shall be responsible for its respective expenses incurred in connection with the preparation and execution of this Agreement (and any and all investigations undertaken in connection herewith or therewith), including the fees and expenses of all accountants, attorneys and advisors of any such party. The Corporation covenants and agrees that it shall not bear, pay or reimburse any fees, costs or expenses of any holder of any Series B Debenture in connection with the negotiation and execution of this Agreement, or any other agreement executed in connection herewith or therewith.

                 7.2. Notices. Any and all notices, requests or other communications hereunder provided for herein shall be given in writing and sent by hand delivery, by any express courier service that produces and maintains proof of delivery or by registered or certified mail, return receipt requested, with first-class postage prepaid; and such notices shall be addressed (a) if to the Corporation, to the principal office of the Corporation, with a copy to Ronald S. Schimel, Esquire, Levan, Schimel, Belman & Abramson, P.A., 9881 Broken Land Parkway, Suite 400, Columbia, Maryland 21046, U.S.A., and (b) if to the Purchaser, to its address as reflected in the stock records of the Corporation, with a copy to Masa Telecom, Inc., 1140 19th Street, N.W., Suite 602, Washington, DC 20036, and a copy to Arthur Cirulnick, Esquire, Tucker, Flyer & Lewis, 1615 L Street, N.W., Suite 400, Washington, DC 20036-5061, unless notice of a change of address is furnished to all parties in the manner provided in this Section 7.2. Any notice which is required to be made within a stated period of time shall be considered timely if delivered or mailed before midnight of the last day of such period.

                 7.3. Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                 7.4. Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the Purchaser and the closing of the transactions contemplated by this Agreement.

                 7.5. Benefit and Burden, Permitted Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and assigns, and other legal representatives, provided that Purchaser may not assign its rights and obligations under the Agreement without the prior written consent of the Corporation. The Corporation hereby consents to the assignment by Purchaser to Lee Chung Chan ("Chan") or an entity designated by Chan (Chan or his designated entity shall be collectively referred to hereinafter as "Permitted Assignee") and acknowledges that in addition to being bound by the obligations of the Purchaser set forth herein, including all transfer restrictions, the Permitted Assignee has the right to enforce the terms hereof against the Corporation as if it were the Purchaser.

                 7.6. Gender. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

                 7.7. Changes; Waiver. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

                 7.8. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto set forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the matters set forth herein, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them with respect to such matters except as set forth herein or therein. Except for the Exhibits and Schedules attached hereto, any and all prior agreements among the parties hereto with respect to the matters set forth herein are hereby revoked. This Agreement and the Exhibits and Schedules attached hereto are intended by the parties to be an integration of any and all prior agreements or understandings, oral or written, with respect to the matters set forth herein. Each writing or document referred to as being attached hereto as an exhibit or otherwise designated herein as an exhibit hereto is hereby made a part hereof.

                 7.9. Governing Law. Notwithstanding that the offer and sale of securities sold to the Purchaser hereunder shall have taken place outside of the United States, this Agreement shall be construed and enforced in accordance with the substantive laws of the State of Maryland without regard to its rules regarding conflicts of law.

                 7.10. Headings. The headings, subheadings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

                 7.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  CORPORATION:

WITNESS:                          DCR COMMUNICATIONS, INC.,
                                  a Maryland corporation

                                  By:
--------------------------           -------------------------------
                                     Daniel C. Riker,
                                     Chairman of the Board


                                  PURCHASER:

ATTEST:                           MULTINATIONAL TECHNOLOGY AND BUSINESS LIMITED

                                  By:
--------------------------           -------------------------------

                                     -------------------------------
                                     President